Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE
CREDO PETROLEUM REPORTS RECORD FIRST HALF 2007 EARNINGS
Six-Month Earnings Rise to All Time High on Record Production
Second Quarter Earnings Surge 42% to All Time High
Profitability per Unit of Production Rises to an All Time High in the Second Quarter
DENVER, COLORADO, June 11, 2007—CREDO Petroleum Corporation (NASDAQ: CRED) today reported financial results for the six months and quarter ended April 30, 2007.
For the first six months of 2007, earnings rose 8% to an all time high. For the period, net income was $3,346,000 compared to $3,087,000. On a per diluted share basis, net income was $.36 for the first six months compared to $.33 last year. Revenue increased 8% to a record $8,946,000 compared to $8,286,000 last year. Earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) increased 11% to $6,594,000 compared to $5,964,000 last year.
Net income surged 42% in the second quarter to an all time high. For the period, net income was $1,982,000 compared to $1,392,000 last year. On a per diluted share basis, net income was $.21 for the second quarter compared to $.15 last year. Revenue increased 25% to a record $4,891,000 compared to $3,921,000 last year.
James T. Huffman, President, said, “Following record setting performance in each of the past four years, we are continuing to achieve outstanding financial and operating results. The surge in second quarter earnings more than offset the year-to-year earnings shortfall in the first quarter, driving net income for the full six months to a new record. Production rose 8% to a new all time high for the six month period, as we continued to meet the challenge of increasing production to reap the full benefit of higher product prices.”
Huffman further stated, “CREDO has previously been recognized by John S. Herold, Inc. as one of the most profitable oil and gas producers on a unit of production basis. In light of this outstanding past performance, we are particularly gratified to see CREDO’s net income per unit of production in the second quarter rise to $3.45 per Mcfe and establish a new quarterly record.”
PRODUCTION VOLUMES SET SIX MONTH RECORD
Production increased 8% in the first half of 2007 to a new record high, on the heels of a 13% increase in the same period last year. For the first six months, production was 1.18 Bcfe (billon cubic feet of gas equivalent) compared to 1.08 Bcfe last year. Natural gas production rose 6% to a first half record of 1.02 Bcf compared to .97 Bcf last year. Oil production rose 27% to 25,100 barrels compared to 19,800 barrels last year. Natural gas accounted for 87% of the company’s first half 2007 production.

For the second quarter, production fell 3% from last year’s record high. Production was 574 MMcfe (million cubic feet of gas equivalent) compared to 590 MMcfe last year. Natural gas production declined 6% to 495 MMcf compared to 528 MMcf last year while oil production rose 28% to 13,200 barrels compared to 10,300 barrels last year.
MIXED PRODUCT PRICES BUTTRESSED BY HEDGING GAINS
Net wellhead natural gas prices for the first six months fell 16% to $6.03 per Mcf compared to $7.18 last year. Hedging transactions increased wellhead prices by $.96 per Mcf. In comparison, hedging transactions reduced wellhead prices $.27 per Mcf last year. As a result, CREDO’s total natural gas price realizations increased to $6.99 per Mcf compared to $6.91 last year. Wellhead oil prices fell 9% to $53.73 per barrel compared to $59.37 last year. There were no oil hedging transactions.
For the second quarter, net wellhead natural gas prices rose 16% to $6.80 per Mcf compared to $5.85 per Mcf last year. Hedging transactions increased wellhead prices by $1.19 per Mcf to $7.99. There were no hedging transactions in the second quarter of last year. As a result, total natural gas price realizations increased 37% to $7.99 per Mcf compared to $5.85 last year. Wellhead oil prices declined 10% to $55.24 per barrel compared to $61.63 last year.
Hedges covering the production months of May 2007 through March 2008 currently total 1.50 Bcf. The average monthly hedge price (NYMEX basis) ranges from $7.80 per Mcf in the summer to $9.53 in the winter. These hedges are intended to cover between 75% and 88% of the company’s current production base without taking into consideration estimates of new production from future operations.
Hedges include contracts indexed to the NYMEX (85%) and to Panhandle Eastern Pipeline Company for Texas, Oklahoma mainline (15%). For comparative purposes, hedges indexed to Panhandle Eastern Pipeline Company are expressed on a NYMEX basis. For those hedges indexed to Panhandle Eastern Pipeline Company, the average individual month price (basis) differentials between the NYMEX and Panhandle Eastern Pipeline Company is minus $.93.
CAPITAL SPENDING REMAINS ROBUST
Capital spending for the first six months totaled $4,367,000 compared to $5,361,000 last year. Several wells planned for the second quarter were delayed until the third quarter.
“The cost of field services, particularly the cost of drilling wells, has increased dramatically during the past several years, driven by higher energy prices,” Huffman said. “Concurrently, there has been degradation in the quality of those services due to manpower shortages. The combination of much higher costs and diminished quality of the services produces a negative impact on our drilling economics. Accordingly, we continue to diligently high-grade our drilling prospects in order to achieve our economic goals, in some cases postponing less robust projects until we see improvement in the field services sector.”

STRONG FINANCIAL CONDITION CONTINUES TO PROVIDE
A SOLID FOUNDATION FOR GROWTH
At April 30, 2007, working capital was $11,175,000, a 27% increase over last year. Total assets were $50,597,000 including cash and short-term investments of $11,291,000. Stockholders’ equity was a record $37,473,000. The company’s long-term debt totals only $163,000 and is related to an exclusive license obligation.
* * * * *

Contact:	James T. Huffman
President
or
David E. Dennis
Chief Financial Officer
303-297-2200
Website:	www.credopetroleum.com
CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado. The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions. The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily on the “NASDAQ Global Market”.
EBITDA is not a GAAP measure of operating performance. The company uses this non-GAAP performance measure primarily to compare its performance with other companies in the industry that make a similar disclosure. The company believes that this performance measure may also be useful to investors for the same purpose. Investors should not consider this measure in isolation or as a substitute for operating income or any other measure for determining the company’s operating performance that is calculated in accordance with GAAP. In addition, because EBITDA is not a GAAP measure, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation between EBITDA and net income is provided in the table below:

	Six Months Ended April 30,
	2007	2006
RECONCILIATION OF EBITDA:
Net Income	$3,346,000	$3,087,000
Add Back:
Interest Expense	14,000	18,000
Income Tax Expense	1,334,000	1,230,000
Depreciation, Depletion and Amortization Expense	1,900,000	1,629,000

EBITDA	$6,594,000	$5,964,000

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future. Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements. Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s 2006 Annual Report on Form 10-K for more information. Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.
(table follows)

CREDO PETROLEUM CORPORATION
FINANCIAL HIGHLIGHTS

	Six Months Ended		Three Months Ended
	April 30,		April 30,
	2007	2006	2007	2006
REVENUES:
Oil and gas sales	$8,493,000	$7,843,000	$4,685,000	$3,723,000
Investment income and other	453,000	443,000	206,000	198,000

	8,946,000	8,286,000	4,891,000	3,921,000

COSTS AND EXPENSES:
Oil and gas production	1,708,000	1,743,000	796,000	739,000
Depreciation, depletion and amortization	1,900,000	1,629,000	942,000	891,000
General and administrative	644,000	579,000	366,000	319,000
Interest	14,000	18,000	7,000	9,000

	4,266,000	3,969,000	2,111,000	1,958,000

INCOME BEFORE INCOME TAXES	4,680,000	4,317,000	2,780,000	1,963,000

INCOME TAXES	(1,334,000)	(1,230,000)	(798,000)	(571,000)

NET INCOME	$3,346,000	$3,087,000	$1,982,000	$1,392,000

EARNINGS PER SHARE OF COMMON STOCK — BASIC	$.36	$.34	$.21	$.15

EARNINGS PER SHARE OF COMMON STOCK — DILUTED	$.36	$.33	$.21	$.15

Weighted average number of shares of Common Stock and dilutive securities:
Basic	9,261,000	9,171,000	9,261,000	9,207,000

Diluted	9,395,000	9,498,000	9,395,000	9,506,000

Condensed Balance Sheet Information

	April 30, 2007	October 31, 2006
Cash and Short-Term Investments	$11,291,000	$10,201,000
Other Current Assets	2,988,000	3,708,000
Oil and Gas Properties, Net	34,480,000	32,092,000
Exclusive License Agreement, Net	233,000	268,000
Other Assets	1,605,000	1,490,000

	April 30, 2007	October 31, 2006
	$50,597,000	$47,759,000

Current Liabilities	$3,104,000	$3,836,000
Deferred Income Taxes	8,873,000	8,039,000
Exclusive License Agreement Obligation	163,000	163,000
Asset Retirement Obligation	984,000	954,000
Stockholders’ Equity	37,473,000	34,767,000

	$50,597,000	$47,759,000